EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Superior Energy Services, Inc.:
We consent to incorporation by reference in Registration Statements No. 333-35286 and No. 333-123442 on Form S-3 and No. 333-12175, No. 333-43421, No. 333-33758, No. 333-60860, No. 333-101211, No. 333-116078 and No. 333-125316 on Form S-8 of Superior Energy Services, Inc. of our reports dated March 8, 2006, except as to Note 14, which is as of May 11, 2006, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, the related consolidated financial statement schedule, which report appears in the May 11, 2006 current report on Form 8-K of Superior Energy Services, Inc.
/s/ KPMG LLP

New Orleans, Louisiana
May 11, 2006

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